Exhibit (a)(5)(vi)

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO

Publicly Held Company with Authorized Capital

CNPJ/ME No. 10.440.482/0001-54

CVM Code 2614-0

MATERIAL FACT

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO (“Getnet” or the “Company”) in accordance with the provisions of article 157, § 4º of Law No. 6,404, of December 15, 1976 (the “Brazilian Corporation Law”), Brazilian Securities Commission (Comissão de Valores Mobiliários or the “CVM”) Resolution No. 44, of August 23, 2021 ("CVM Resolution 44"), and following the material facts disclosed by the Company on May 19, July 15, October 27, November 11, and December 1, 2022, is announcing to the Company’s shareholders and the market in general that, upon the conclusion of the initial offering periods of the public delisting tender offer in Brazil (the “Brazilian Offer”) and the tender offer in the United States of America (the “U.S. Offer” and, together with the Brazilian Offer, the “Offers”), both launched by PagoNxt Merchant Solutions, S.L. (the “Purchaser”) on October 31, 2022, for up to any and all of the outstanding common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares” and, together with the Common Shares, the “Shares”), units, each composed of one Common Share and one Preferred Share (the “Units”), and American depositary shares, each representing two Units (the “ADSs” and, together with the Shares and the Units, the “Securities”), and without prejudice to the subsequent offering periods of the Offers commenced in Brazil and the United States, Purchaser has been informed by the Company that less than 5% of the total number of Shares, Units and/or ADSs (on a per Share basis) issued by the Company remain not held by Purchaser, any directors or officers of the Company, or any affiliates of Purchaser (the “Unaffiliated Securities”).

Accordingly, pursuant to paragraph 5 of article 4 of the Brazilian Corporation Law, at the Purchaser´s request, the board of directors of the Company expects to call an extraordinary general meeting of shareholders to resolve on the redemption by the Company of any Unaffiliated Securities that remain outstanding.

The price to be paid for each Unaffiliated Security shall be the price per Security of the Offers as adjusted by the variation of the SELIC rate between the settlement date of the auction held as part of the Brazilian Offer (i.e., December 5, 2022) and the date of effective payment for the Unaffiliated Securities.

Pursuant to article 24, item II, of CVM Resolution No. 85/22, payment for the Unaffiliated Securities shall be made within 15 days of the date of the extraordinary general meeting of the Company´s shareholders in which the approval to carry out the purchase is obtained. Payments will be made through the Company's share bookkeeper, Banco Santander (Brasil) S.A.

Finally, the Company also clarifies that, currently, the subsequent offering periods commenced in Brazil and in the United States remain open pursuant to their respective terms and conditions.

The Company will keep its shareholders and the market duly informed about any other material fact regarding this matter, in compliance with applicable legislation.

São Paulo, December 21, 2022.

André Parize

Investor Relations Officer

Cautionary Statement Regarding Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Purchaser, Getnet and their respective affiliates resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Purchaser or Getnet undertakes any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Important Additional Information And Where To Find It

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Getnet Shares, Units and ADSs. The tender offers for the outstanding Shares, Units and ADSs of Getnet were commenced on October 31, 2022 by Purchaser. The solicitation and offer to buy Getnet Shares, Units and ADSs is being made by Purchaser pursuant to a tender offer statement on Schedule TO that was filed with the SEC on October 31, 2022 (including an offer to purchase, related letters of transmittal and certain other tender offer documents) and a transaction statement on Schedule 13E-3 filed with the SEC on October 31, 2022, in each case, as amended or supplemented from time to time. In addition, Getnet filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offers on November 14, 2022. Investors and security holders are urged to read these materials carefully as they contain important information, including the terms and conditions of the tender offers. The offer to purchase, solicitation/recommendation statement and related materials have been filed with the SEC and investors and security holders may obtain a free copy of these materials and other documents filed by Purchaser and Getnet with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by Getnet at ri.getnet.com.br/en/.

3